Deckers Brands Announces CEO Succession Plan

Dave Powers to Retire as President and Chief Executive Officer, Effective August 1, 2024

Chief Commercial Officer Stefano Caroti to Become President and CEO

GOLETA, Calif., February 1, 2024 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced that Dave Powers has decided to retire as President and Chief Executive Officer, effective August 1, 2024. Powers is expected to continue serving as a member of the Company’s Board of Directors (the “Board”) through the 2025 Annual Meeting of Stockholders. Stefano Caroti, the Company’s Chief Commercial Officer, will be appointed President and Chief Executive Officer, effective upon Powers’ retirement. His appointment follows a thorough succession planning process conducted by the Board, assisted by a leading executive search firm. Deckers also expects Caroti will be nominated to serve as a member of the Board at the 2024 Annual Meeting of Stockholders.

“For more than a decade, Dave has played an instrumental role in building Deckers into the leader it is today,” said Mike Devine, Chairman of the Board. “Dave has fostered each of our brands so that they have become consumer favorites, capitalizing on market trends and dramatically increasing shareholder value throughout his tenure. On behalf of the entire Board and management team, I thank Dave for his outstanding leadership over the last decade and wish him the best in his retirement. We look forward to continuing to benefit from Dave’s insights as CEO in the coming months, and then as a director.”

“Serving as CEO of Deckers has been a great honor, and I am incredibly proud of our accomplishments to date,” said Powers. “Since joining Deckers in 2012, we have experienced explosive growth driven by incredible – and still increasing – brand heat across UGG and HOKA. Our organization has proven to be incredibly resilient, and we have worked with agility to continuously achieve our goal of doing good and doing great. I’m confident Deckers will continue to excel throughout this transition and into the future with Stefano at the helm, and I wish all my colleagues the best as we begin our next chapter.”

Devine continued, “We are thrilled to name Stefano as our next President and CEO. Stefano has extensive industry experience and has seamlessly led our Omni-Channel, Regional and HOKA brand operations during some of Deckers’ most pivotal years. He has been a key member of the executive team helping to craft and progress our consumer-focused strategy and inclusive, engaged culture. Stefano’s demonstrated success and passion for our values make him the clear choice to lead Deckers into the future.”

“It is a privilege to step into this role as we continue to build on Deckers’ strong momentum,” said Caroti. “Over the next six months, I look forward to working with Dave, who is a great mentor, colleague and friend, to continue executing on our strategy and ensure a smooth transition. With our experienced management team, dedicated employees, and innovative products that resonate with consumers around the world, Deckers is well positioned to continue cutting through a highly competitive marketplace and take advantage of the many opportunities ahead.”

Caroti has over 32 years of industry experience in general management, sales, retail, product, marketing, business strategy and brand management. He was appointed as Chief Commercial Officer of Deckers in April 2023, after serving as the Company’s President of Omni-Channel for nearly eight years and as Interim President of HOKA. Prior to joining Deckers, Caroti was the chief commercial officer and managing director at PUMA and held a number of senior executive positions at NIKE, Inc. including vice president of EMEA commerce, vice president of EMEA footwear and general manager for Germany and Italy. He received a B.A. with honors from Middlebury College.

About Deckers Brands
Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company's portfolio of brands includes UGG®, HOKA®, Teva®, Sanuk®, and Koolaburra®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements in this press release relate to the expected timing and impact of the executive transition, the future composition of the Board of Directors, and the Company’s ability to build on its momentum, compete in the marketplace, and achieve its financial and strategic objectives. You can identify forward-looking statements by the use of words such as "may," "will," "could," "anticipate," "expect," "intend," "believe," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that we believe may affect its business, results of operations and financial condition. The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described under the heading "Risk Factors" in the reports the Company files with the Securities and Exchange Commission. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements made in this press release relate only to events as of the date of this press release. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

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Investor Contact:
Erinn Kohler | VP, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611